Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

K ROAD ACQUISITION CORPORATION

K Road Acquisition Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is K Road Acquisition Corporation.  The date of filing of its original Certificate of Incorporation with the Secretary of State was January 17, 2008 under the name of K Road Acquisition Corporation.

2. This Amended and Restated Certificate of Incorporation of K Road Acquisition Corporation, in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation of the Corporation, as amended.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this       day of                       , 2008.

K ROAD ACQUISITION CORPORATION

By:
Name: William V. Kriegel
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

K ROAD ACQUISITION CORPORATION

FIRST: The name of the corporation is K Road Acquisition Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated as provided in Article Sixth, then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. In addition to any other vote of stockholders of the Corporation required by applicable law, this Article Third may be amended only upon the affirmative vote of at least 95% of the Corporation’s outstanding IPO Shares (as defined below), unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Third.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 121,000,000, of which 120,000,000 shares shall be Common Stock of the par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (the “Preferred Stock”).

A.      Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.       Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on             , 2010 (the “Termination Date”). Notwithstanding the foregoing, if the Corporation fails to consummate a Business Combination by the Termination Date but has entered into a definitive agreement with respect to a Business Combination by such date, the Corporation may seek stockholder approval of an amendment to this Article Fifth to change the Termination Date from                  to                  , thereby extending the Corporation’s existence by an additional six (6) months (the “Extension Amendment”). In addition to any other vote of the stockholders of the Corporation required by applicable law, the Extension Amendment may be approved only upon the affirmative vote of a majority of the IPO Shares cast at a meeting to approve the Extension Amendment, and if stockholders owning less than 40% of the IPO Shares vote against the Extension Amendment and exercise their Conversion Rights (as defined below).  Except with respect to the Extension Amendment as provided for herein, in addition to any other vote of stockholders of the Corporation required by applicable law, this Article Fifth may be amended only upon the affirmative vote of at least 95% of the Corporation’s outstanding IPO Shares unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Fifth.

SIXTH: This Article Sixth shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of Business Combination.  In addition to any other vote of the stockholders of the Corporation required by applicable law, this Article Sixth may be amended only upon the affirmative vote of at least 95% of the Corporation’s outstanding IPO Shares unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Sixth.  A “Business Combination” shall mean the merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business combination with one or more operating businesses or assets having a collective fair market value of at least 80% of the net assets in the Trust Account (as defined below) (net of taxes and exclusive of any amounts subject to Conversion Rights and deferred underwriting discounts and commissions payable to the underwriters pursuant to the terms and conditions of an underwriting agreement to be entered into in connection with the Corporation’s initial public offering (the “Offering”) of units (the “Units”), with each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (the “Warrants”)) at the time of the execution of a definitive agreement in connection with the Business Combination resulting in ownership by the

Corporation of at least a controlling interest in any such target business or asset.  The term “controlling interest” means ownership of at least 50.1% of the voting equity in a target business, or ownership of a significant voting equity interest in a target business that enables the Company to exercise a greater degree of control over the target than any other person or group.  The term “Trust Account” shall mean the trust account established by the Corporation in connection with the Offering and into which the Corporation will deposit a designated portion of the net proceeds from the Offering and certain other amounts.  The term “IPO Shares” shall mean the shares of Common Stock issued as part of the Units in the Offering.

For purposes of this Article Sixth, the fair market value of an acquisition proposed for a Business Combination shall be determined by the Board of Directors based upon one or more standards generally accepted by the financial community. If the Board of Directors is not able to independently determine that the target business or businesses have a sufficient fair market value to meet the threshold criterion, the Board of Directors shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”).  In addition, the Corporation will not consummate a Business Combination with any entity that is affiliated with the Corporation or with any of the Corporation’s existing stockholders, executive officers or directors unless the Corporation obtains an opinion from an unaffiliated, independent investment banking firm that is a member of FINRA that such Business Combination is fair to the Corporation’s stockholders from a financial point of view and such Business Combination has been approved by a majority of the Board of Directors who do not have an interest in the Business Combination and who have access, at the Corporation’s expense, to the Corporation’s attorneys or independent legal counsel, and the independent directors determine that the terms of such transaction are no less favorable to the Corporation than those that would be available to the Corporation with respect to such transaction from an unaffiliated third party.

The Audit Committee of the Board of Directors will review and approve all payments made by the Corporation to its officers and directors and K Road Acquisition Holdings LLC (“the Sponsor”) and their respective affiliates and any affiliate of the Corporation.  Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval.  In no event will the Corporation pay any of its officers or directors or the Sponsor or their respective affiliates or any affiliate of the Corporation any finder’s fee, consulting fee or other compensation for services rendered prior to or in connection with the consummation of a Business Combination; provided that the Corporation’s officers and directors and the Sponsor and their respective affiliates and an affiliate of the Corporation shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with identifying, investigating and consummating a Business Combination from the amounts not held in the Trust Account.  Payments of an aggregate of $10,000 per month to the Sponsor for office space, secretarial and administrative services and repayments of advances of up to $250,000 made to the Corporation by the Sponsor to cover Offering related and organizational expenses shall not be subject to the provisions of this paragraph.

A.            Immediately after the Offering, the Corporation shall deposit, or cause to be deposited on its behalf, $298,500,000 (including $12,750,000 of deferred underwriting discounts and $7,750,000 of the proceeds from the sale of warrants to the Sponsor in the Trust Account.  If the underwriters of the Offering exercise their option to purchase additional Units, an additional amount equal to approximately $9.725 per additional Unit purchased by the underwriters of the Offering shall be deposited into the Trust Account by, or on behalf of, the Corporation.  Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the funds held in the Trust Account except (i) in connection with a Business Combination, (ii) in connection with the Corporation’s dissolution and liquidation following the Termination Date, (iii) to satisfy the exercise of Conversion Rights, (iv) up to an aggregate of $3,500,000 of interest earned on the Trust Account for working capital purposes and (v) such amounts as would be required to pay franchise taxes and to pay taxes on the interest earned on the Trust Account, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account (the “Trust Account Agreement”).

B.            Prior to the consummation of a Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required by applicable law, the Corporation may consummate the Business Combination only upon the affirmative vote of a majority of the IPO Shares cast at a meeting to approve the Business Combination, and if stockholders owning less than 40% of the IPO Shares vote against the Business Combination and exercise their Conversion Rights, on a cumulative basis with the stockholders who exercised Conversion Rights in connection with an Extension Amendment.  In addition, a Business Combination may only be consummated if an amendment to this Amended and Restated Certificate of Incorporation providing for perpetual existence of the Corporation has been approved by a majority of the outstanding shares of the Corporation’s Common Stock.

C.            In the event that (i) the Extension Amendment is approved in accordance with Article Fifth and an amendment to this Amended and Restated Certificate of Incorporation effecting the Extension Amendment is filed with the Secretary of State of Delaware or (ii) a Business Combination is approved in accordance with the above paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding IPO Shares who voted against the Extension Amendment or the Business Combination, as the case may be, may, contemporaneous with such vote, demand the Corporation convert such holder’s IPO Shares for cash (the “Conversion Rights”).  If so demanded, the Corporation shall, promptly after the effectiveness of the Extension Amendment or the consummation of the Business Combination, as the case may be, convert such IPO Shares at a per share conversion price equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting discounts and including interest earned on the Trust Account) calculated as of two business days prior to the effectiveness of the Extension Amendment or the consummation of the Business Combination, as the case may be (net of taxes payable and amounts previously released to the Corporation to pay stockholders exercising their Conversion Rights in connection with the Extension Amendment, if any, and for working capital purposes), by (ii) the total number of outstanding IPO Shares.  Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended), may collectively only exercise Conversion Rights with respect to up to an aggregate of 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares), on a cumulative basis, which includes any Conversion Rights exercised in connection with the stockholder vote required to approve the Extension Amendment and the Business Combination.

D.            A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only (i) in the event that the Corporation has not consummated a Business Combination by the Termination Date as may be extended pursuant to the Extension Amendment, or (ii) in the event such holder exercises Conversion Rights.  In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.  In the event the Corporation has not consummated a Business Combination and is liquidated, holders of IPO Shares shall be entitled to share in the distribution of funds from the Trust Account and all such distributions shall be made ratably in proportion to the number of IPO Shares held by such holder.  The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.  A holder of securities issued prior to the Offering shall not have any right or interest of any kind in or to the Trust Account.

E.             Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business combination.

F.             The Board of Directors may not in any event issue any shares of Common Stock, any options or other securities convertible or exercisable into Common Stock or any shares of Preferred Stock that participate in any manner in the Trust Account or that vote as a class with the Common Stock on an Extension Amendment or a Business Combination.

SEVENTH:             The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitations and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.            The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

C.            The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders and the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws of the Corporation), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

D.            The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

E.             The Board of Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation.

F.             In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any Bylaws of the Corporation from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the Board of Directors which would have been valid if such Bylaws had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.            The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Subject to the provisions set forth in Article Third, Article Fifth and Article Sixth, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.